Exhibit 99.1

FOR IMMEDIATE RELEASE

CUMULUS MEDIA APPOINTS JOHN ABBOT AS CHIEF FINANCIAL OFFICER

Seasoned Executive Brings Strong Financial, Operational and Capital Markets Experience

ATLANTA, GA -June 22, 2016 -Cumulus Media Inc. (NASDAQ: CMLS) announced today the appointment of John F. Abbot as Executive Vice President, Treasurer and Chief Financial Officer effective July 1, 2016. Abbot most recently served as Executive Vice President and Chief Financial Officer of Telx Holdings Inc., a leading provider of connectivity, co-location and cloud services in the data center industry.

Abbot, age 53, brings more than 20 years of financial and operations management experience to Cumulus Media as well as an impressive track record of strategic success in various capital market transactions, mergers, acquisitions and integration campaigns. He will be responsible for finance, treasury, accounting, tax, engineering, purchasing, real estate, information technology and systems.

Abbot succeeds Joseph P. (“J.P.”) Hannan, who resigned his position after six years in order to pursue other interests. Hannan will assist the company for several months to ensure a smooth transition.

“We are fortunate to attract a leader of John’s caliber with such extensive financial and operational experience to Cumulus as we work to accelerate the progress we have made in the company’s multi-year turnaround,” said Mary Berner, President and Chief Executive Officer of Cumulus Media. “His expertise and versatility will be invaluable as we continue to focus on managing the business to improve revenue performance while maintaining cost discipline and exploring available options to improve the balance sheet. We thank J.P. for his significant contributions to the expansion of Cumulus and are grateful for his dedication to the business.”

“I am excited to join Mary and the senior leadership team at this important juncture in the company’s evolution,” stated Abbot. “I join Cumulus with an appreciation for the headway that has already been made around the company’s four key strategies as well as a keen understanding of the challenges and opportunities that lie ahead. I look forward to using my skills and experience to help maximize value as we work to deliver on the turnaround.”

Prior to his service at Telx, which was sold to Digital Realty Trust in October 2015 for approximately $1.9 billion, Abbot was Executive Vice President and Chief Financial Officer of Insight Communications Company, Inc., a cable television business with over $1 billion of revenue. He worked as CFO at Insight for eight years, culminating with its acquisition by Time Warner Cable in 2012 for $3 billion. During the prior nine years, he worked in the Global Media and Communications Group of the Investment Banking Division at Morgan Stanley, where he was a Managing Director. Abbot began his career as an associate at Goldman, Sachs & Co., and also served as a Surface Warfare Officer in the U.S. Navy. He received a bachelor’s degree in Systems Engineering from the U.S. Naval Academy, an ME in Industrial Engineering from The Pennsylvania State University, and an MBA from Harvard Business School.

About Cumulus Media

A leader in the radio broadcasting industry, Cumulus Media (NASDAQ: CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 453 owned-and operated stations broadcasting in 90 US media markets (including eight of the top 10), more than 8,200 broadcast radio stations affiliated with its Westwood One network and numerous digital channels.

Together, the Cumulus/Westwood One platforms make Cumulus Media one of the few media companies that can provide advertisers with national reach and local impact. Cumulus/Westwood One is the exclusive radio broadcast partner to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, Westwood One News, and more. Additionally, it is the nation’s leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events. For more information, visit www.cumulus.com.

Contact:

Investor Relations

Collin Jones

Cumulus Media Inc.

(404) 260-6600

Media Relations

Charlyn Lichter

(212) 366-5300